EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 21st day of October, 2005, between Investors
Management Group, Ltd., an Iowa corporation, with its principal offices at, 1415 28th Street, Suite 200, West Des Moines, Iowa 50266 (“IMG”), and Jeff Lorenzen (“EMPLOYEE”);
WITNESSETH: WHEREAS, EMPLOYEE possesses valuable skills in the investment advisory services business which IMG wishes to retain; and
WHEREAS, IMG has, over a substantial period of time and at considerable expense, developed valuable expertise in the investment advisory services business and has developed commercially valuable patronage and goodwill with many clients, and has made EMPLOYEE privy to confidential information and has permitted EMPLOYEE to deal with its clients, in reliance upon EMPLOYEE’s recognition and acknowledgment that its confidential information is unique, of significant value to and remains the property of IMG; and
WHEREAS, it is the intent of IMG to protect and preserve the confidentiality of its methods and operations and without EMPLOYEE agreeing to the terms of this Agreement, IMG would not enter into this Agreement; and
WHEREAS, EMPLOYEE is a member of high level management of IMG and the responsibilities of EMPLOYEE’s position include close contact with clients of IMG, and access to extremely confidential information available only to a few persons within IMG, and IMG has expended time, energy and effort to provide training and confidential information to EMPLOYEE for the purpose of assisting EMPLOYEE to more effectively represent IMG, which confidential information specifically includes client contact information and information that has and will continue to assist EMPLOYEE in the development of client relationships for the benefit of IMG and which could easily be used in competition with and to the substantial detriment of the legitimate business interests of IMG.
Therefore, in consideration of EMPLOYEE’s employment pursuant to this Agreement, and for other good and valuable consideration provided or to be provided to EMPLOYEE, it is agreed as follows:
Section 1. Term. IMG agrees to employ EMPLOYEE, and EMPLOYEE agrees to be employed and perform the duties referred to in paragraph 2 below for a term from October 24, 2005, through December 31, 2008 (the “Initial Term”) or until such time as EMPLOYEE’s employment is terminated by IMG or EMPLOYEE voluntarily terminates employment hereunder. At the end of the Initial Term the parties may mutually agree to one (1) year renewal term(s) of this Agreement (each, a “Renewal Term”).
Section 2. Duties. EMPLOYEE shall act as the President and/or Chief Investment
Officer of IMG and shall be responsible for performing those duties consistent with Employee’s position and such other duties as may be reasonably assigned from time to time by IMG to Employee. All such duties shall be performed to the best of EMPLOYEE’s ability on a full time basis (at least forty (40) hours per week), vacation time excluded, all as provided for in a manner consistent with IMG’s current employment practices. EMPLOYEE shall not engage in outside business activities, except as may be authorized from time to time by IMG. Nothing in this Agreement shall preclude Employee from (i) conducting, to a reasonable extent, charitable, church, fraternal and civic activities, including, without limitation, participation in the CFA Institute, (ii) the making of passive, personal investments in entities or businesses, (iii) conducting, to a reasonable extent, private business, as distinguished from professional affairs or business related to the business, practice or affairs of IMG so long as the private business does not conflict with or detract from the business of IMG or its Affiliates, or (iv) with the prior consent and subject to the terms of IMG, serving as a member of the board of directors or in a similar capacity not involving substantial time or energies of EMPLOYEE for other corporations or entities.

Section 3. Compensation and Termination. As Compensation for the performance of the duties rendered by EMPLOYEE pursuant to this Agreement, IMG shall pay EMPLOYEE a Base Salary at the rate of One Hundred Ninety Thousand Dollars ($190,000) per year until December 31, 2005. On and as of January 1, 2006, the Base Salary shall increase by ten percent (10%). For each calendar year thereafter, until the termination or expiration of this Agreement, EMPLOYEE shall receive cost-of-living adjustments, which adjustments may be in addition to or as a part of any further increases in Base Salary that IMG may determine to award EMPLOYEE from time to time. All payments of Base Salary shall be at such times and in such increments as shall be consistent with IMG’s normal and customary payroll practices. Employee’s Base Salary for each Renewal Term shall be determined by IMG but it shall be no less than the annual salary paid to Employee during the last year of the Initial Term. All Salary paid hereunder shall be subject to all applicable federal and state payroll and withholding taxes. In addition, EMPLOYEE shall receive performance bonus pay (“Bonus Pay”) in accordance with the Plan in effect during each year of this Agreement. Any and all Bonus Pay shall be paid to EMPLOYEE in one lump sum on a business day not later than March 15 following the relevant calendar year. EMPLOYEE’s employment may be terminated for anyone of the following reasons, in which case the following payments shall be made on a regular payroll basis (except where otherwise indicated) and subject to all applicable federal and state payroll and withholding taxes:
a. In the event of Employee’s disability such as would require payment of benefits under the long term disability insurance policy provided for EMPLOYEE. In such event, EMPLOYEE shall be entitled to receive his full compensation, including salary and fringe benefits, until the disability insurance benefits provided by the policy shall become available. In addition, EMPLOYEE shall receive Bonus Pay (“Bonus Pay”). Such Bonus Pay shall be based on EMPLOYEE’s performance through the date of termination and IMG’s actual performance through the calendar year, and it shall be pro rated for that fraction of the year EMPLOYEE worked for IMG. Payment of Bonus Pay under this subsection shall be in a single, lump-sum payment paid on a business day not later than March 15 following the relevant calendar year.
b. In the event of EMPLOYEE’S death. In such event, EMPLOYEE’s estate shall be entitled to payment of all Base Salary accrued but unpaid as of the last day EMPLOYEE provides services to IMG. In addition, EMPLOYEE’s estate shall be paid Bonus Pay based on EMPLOYEE’s performance through the date of termination and IMG’s actual performance through the calendar year, and it shall be pro rated for that fraction of the year EMPLOYEE worked for IMG. Payment of Bonus Pay under this subsection shall be in a single, lump-sum payment paid on a business day not later than March 15 following the relevant calendar year.
c. In the event EMPLOYEE voluntarily terminates his employment with IMG for any reason (other than for Good Reason in conjunction with a Change of Control as hereinafter defined). In such event, EMPLOYEE shall be entitled only to payment of all Base Salary accrued, but unpaid, as of the last day EMPLOYEE provides services to IMG.
d. In the event IMG terminates EMPLOYEE’s employment for “Cause” (as hereinafter defined). In such event, EMPLOYEE shall be entitled only to payment of all Base Salary accrued, but unpaid, as of the date of such termination.
e. In the event EMPLOYEE’s employment is terminated by IMG “Without Cause”,
EMPLOYEE shall be entitled to receive EMPLOYEE’s Base Salary for the balance of the remaining Term of this Agreement. In addition, EMPLOYEE shall be paid Bonus Pay based on EMPLOYEE’s performance through the date of termination and IMG’s actual performance through the calendar year, and it shall be pro rated for that fraction of the year EMPLOYEE worked for IMG. Payment of Bonus Pay under this subsection shall be in a single, lump-sum payment paid on a business day not later than March 15 following the relevant calendar year.
f. In the event EMPLOYEE terminates his employment for Good Reason (as hereinafter defined) within twelve (12) months following a “Change of Control” (as hereinafter defined). In such event, EMPLOYEE shall be entitled to receive EMPLOYEE’s Base Salary, for the balance of the remaining Term of this Agreement. In addition, EMPLOYEE shall be paid Bonus Pay based on EMPLOYEE’s performance through the date of termination and IMG’s actual performance through the calendar year, and it shall be pro rated for that fraction of the year EMPLOYEE worked for IMG. Payment of Bonus Pay under this subsection shall be in a single, lump-sum payment paid on a business day not later than March 15 following the relevant calendar year.
g. If EMPLOYEE’s employment terminates upon the expiration of the Term of this
Agreement, EMPLOYEE shall be entitled to payment of all Base Salary accrued, but unpaid, through the date of the expiration of the Term. In addition, EMPLOYEE shall receive EMPLOYEE’s Bonus Pay for the last calendar year. Payment of Bonus Pay under this subsection shall be in a single, lump-sum payment paid on a business day not later than March 15 following the relevant calendar year. In all events, EMPLOYEE shall be entitled to COBRA benefits in accordance with applicable federal and state law, and shall be paid for any unused vacation in accordance with applicable federal and state law.
Section 4. Definitions. For purposes of this Agreement,
(a) The term “Cause” shall mean (i) EMPLOYEE’S conviction of any criminal violation involving dishonesty, fraud, or breach of trust; (ii) EMPLOYEE’S misconduct in the performance of his duties that materially injures IMG; or (iii) EMPLOYEE’s substantial failure to perform properly assigned duties.
(b) The term “Change of Control” shall mean a transaction or series of transactions, including, without limitation, by way of consolidation, merger, sale, lease, exchange, mortgage, pledge, or other disposition of all or substantially all of the assets of IMG or its parent, or issuance of securities, tender offer, reclassification of securities, reverse stock split, redemption, sale, or other transfer of the stock of IMG in which any person or entity acquires fifty percent or more (50%) of the combined voting power of the then-outstanding securities of IMG or its parent. However, a merger between Affiliates shall not constitute a “Change of Control”
(c) The Term “Good Reason” shall mean: (i) IMG assigning to EMPLOYEE duties of a substantially nonexecutive or nonmanagerial nature, (ii) IMG requiring EMPLOYEE to relocate his principal business office or principal place of residence outside of the Des Moines metropolitan area, (iii) IMG requiring EMPLOYEE or assigning duties to EMPLOYEE that would require EMPLOYEE to spend more than thirty (30) normal working days away from the metropolitan area described above during any consecutive twelve (12) month period, or (iv) a reduction in EMPLOYEE’s Base Salary.
(d) “Affiliates” shall mean any entity that controls IMG, that is under common control with IMG, or that is controlled by IMG.
Section 5. Fringe Benefits. During the Term of this Agreement EMPLOYEE shall be entitled to those employment-related fringe benefits provided by IMG or its successor or assign to its other high level management employees in accordance with the eligibility requirements and the terms and conditions of such benefit plans as may be in effect from time to time. EMPLOYEE shall also be considered for participation in any equity-based (e.g., incentive stock options, nonqualified stock options, phantom stock plans, stock bonus plans, etc.) compensation arrangements established for IMG at any time during the Initial Term or any Renewal Term of this Employment Agreement.
Section 6. Confidential Information. During and for two (2) years after EMPLOYEE’s employment with IMG, neither EMPLOYEE nor anyone acting on EMPLOYEE’s behalf, will directly or indirectly use or disclose to any person, firm, corporation or other entity any “Confidential Information” (defined to include trade secrets or confidential information belonging to IMG or any information belonging to it that has not already been made publicly available by IMG) to which EMPLOYEE has access or learned from IMG or any of its employees, unless IMG specifically instructs or authorizes EMPLOYEE in writing to do so. Such Confidential Information shall include but not be limited to marketing practices, sales methods, promotional and advertising plans and programs; trade secrets developed and employed, research and development and other test data; identity of and agreements or arrangements with clients; sales, cost, profit and other financial data; and computer application and, operational software, hardware and business systems design, controls and procedures. All ideas, processes, designs, discoveries, inventions, computer programs, improvements, concepts, written material, and related know-how, whether or not patentable or entitled to trademark, copyright or other protection, which EMPLOYEE conceives, produces or makes alone or jointly with others during EMPLOYEE’s employment by IMG, or within two (2) years of the termination of EMPLOYEE’S employment if EMPLOYEE uses Confidential Information, and which in any way relate to the business or activities of IMG, whether or not made or conceived of during EMPLOYEE’s hours of employment or with the use of IMG’s facilities, materials or personnel, are and shall be the sole and exclusive property of IMG, and EMPLOYEE will promptly and fully disclose such matters to IMG. EMPLOYEE will make adequate written records of such matters, which, also, shall remain the property of IMG. During and after EMPLOYEE’s employment at IMG, EMPLOYEE will not remove or cause to be removed from its premises, for purposes other than work EMPLOYEE performs for IMG, any IMG materials or property, including documents or materials created, discovered or developed by EMPLOYEE and belonging to IMG, unless IMG instructs or authorizes EMPLOYEE in writing to do so. Upon termination of EMPLOYEE’s employment at IMG, for whatever reason and regardless of circumstances, EMPLOYEE will immediately return and surrender to IMG all documents, notebooks, records, and copies of such things, as well as any and all other property which belongs to IMG, its subsidiaries or Affiliates, including but not limited to such property containing, setting forth, or referring to Confidential Information or inventions. EMPLOYEE also agrees not to make or retain any copy of such materials.
Section 7. Confidentiality of Agreement. During and after EMPLOYEE’s employment hereunder, EMPLOYEE agrees not to disclose the existence or terms of this Agreement to any person or entity for any reason at any time without the prior written consent of IMG or anyone acting on its behalf, except for disclosures to EMPLOYEE’s immediate family, attorney, for tax purposes to EMPLOYEE’s accountant or tax consultant, or as required by law and except for the terms of any restrictive covenants in this Agreement, including, without limitation, any confidentiality and noncompetition provisions, to prospective employers.
Section 8. Covenant not to Compete. Until the earlier to occur of the first anniversary of the termination of EMPLOYEE’s employment with IMG for whatever reason, or the scheduled expiration of the relevant Term of this Agreement, EMPLOYEE will not, without prior written consent of IMG, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant, independent contractor or otherwise with, or have any financial interest or other pecuniary interest in any other corporation, partnership, limited liability company or other business association, organization or entity or person of any kind whatsoever (a “Competing Business”) that competes or plans to compete with IMG or its Affiliates in any line of business engaged in by IMG or any of its Affiliates within Iowa or any of its contiguous states. Notwithstanding the foregoing, ownership, for passive personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof. Notwithstanding any provision of this Section to the contrary this Section shall not apply in the event EMPLOYEE is terminated Without Cause. While employed by IMG or any of its Affiliates and until the first anniversary of the termination of EMPLOYEE’s employment with IMG for whatever reason: EMPLOYEE will not, directly or indirectly, on behalf of EMPLOYEE or any other person (including a Competing Business), solicit for employment or employ any person who was employed by or had a marketing relationship with IMG or its Affiliates within one year prior to EMPLOYEE’s termination of employment. While employed by IMG or any of its Affiliates and until the first anniversary of the termination of EMPLOYEE’s employment for whatever reason, EMPLOYEE will not, directly or indirectly, on behalf of EMPLOYEE or any other person (including a Competing Business), solicit or otherwise seek to enter into an Investment Advisory Agreement, brokerage agreement or similar arrangement with any person who is, or at any time within one year prior to the EMPLOYEE’s termination of employment has been a client of IMG or its Affiliates.
Section 9. Injunctive Relief. EMPLOYEE acknowledges that a breach of any of the provisions of this Agreement may result in continuing and irreparable damages to IMG for which there may be no adequate remedy at law and that IMG, in addition to all other relief available, shall be entitled to the issuance of injunctive relief restraining EMPLOYEE from committing or continuing any breach of this Agreement. In the event of breach of the provisions of paragraphs 5 or 6, the period will commence anew from the date of last breach.
Section 10. Severability. If any provision of this Agreement shall be determined by a court having jurisdiction to be invalid, illegal, enforceable or overbroad, the remainder of the agreement or provision shall be deemed to be fully enforceable and the court shall specifically have authority to tailor or narrow any such overbroad term so as to render it and the remainder of the agreement enforceable.
Section 11. Attorney Fees. If legal proceedings are brought to enforce, interpret or for damages for failure to abide by this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees, including appellate attorney fees, to be charged as part of the court costs in such proceedings, and to be paid by the losing party.
Section 12. Indemnity. IMG shall cover EMPLOYEE under IMG’s Director/Officer liability insurance policy and shall otherwise indemnify EMPLOYEE and hold EMPLOYEE harmless for all acts or decisions made by EMPLOYEE in good faith while performing services for IMG, and shall pay all expenses, including attorney fees, actually and necessarily incurred by EMPLOYEE in connection with the defense of any lawsuit or proceeding, and in connection with any related appeal, including the costs of court settlements.
Section 13. Reimbursement for Expenses. Upon submission of expense reports by
EMPLOYEE, IMG shall reimburse EMPLOYEE for all reasonable and necessary travel, entertainment, miscellaneous, education and conference-related expenses incurred by
EMPLOYEE in connection with his duties as President and/or Chief Investment Officer, including, without limitation, local expenses and expenses incurred by EMPLOYEE while away from the principal offices of IMG. .
Section 14. Club Memberships. IMG shall reimburse EMPLOYEE for standard monthly dues related to EMPLOYEE’S membership in one country club (in which case such monthly dues shall be at the golf membership level) or one dinner club of EMPLOYEE’S choice.
Section 15. Professional and Association Dues and Licenses. IMG shall reimburse
EMPLOYEE for all reasonable dues associated with EMPLOYEE’S membership in professional and other associations commensurate with EMPLOYEE’S position with IMG and all licenses necessary or appropriate for EMPLOYEE to perform his services under this Agreement, including, without limitation, membership in CFA, Young President’s Organization, and EMPLOYEE’S 65 License.
Section 16. Choice of Law and Venue. This Agreement shall be construed according to the laws of the State of Iowa.
Section 17. Successors and Assigns. This agreement shall inure to the benefit of, and be binding upon (a) IMG, its successors and assigns, including without limitation, any corporation or other entity (and Affiliates of such corporation or other entity) which may hereafter acquire 100% of IMG’s outstanding common stock, all or substantially all of IMG’s assets and business or into which IMG may be consolidated or merged and which assumes the obligations of IMG hereunder, and (b) EMPLOYEE, EMPLOYEE’s heirs, executors administrators and legal representatives. EMPLOYEE may assign EMPLOYEE’s right to payment hereunder, but not the EMPLOYEE’s obligations under this Agreement.
Section 18. Notices. Any notice required or desired to be given pursuant to this
Agreement shall be in writing and given either in person with the recipient signing and dating an acceptance or by mailing by certified mail, return receipt requested, to the parties at the following addresses:
IMG: Investors Management Group, Ltd.
1415 28th Street, Suite 200
West Des Moines, IA 50266
EMPLOYEE: Jeff Lorenzen
5200 Woodland Avenue
Des Moines, Iowa 50312
or the then current address of either party according to the records of IMG.
Section 19. Entire Agreement. This Agreement supersedes any and all prior agreements and understandings, either oral or written, between the parties. This Agreement cannot be modified or changed by any oral or verbal promises by whomsoever made; nor shall any written modification of it be binding on IMG until such written modification shall have been approved in writing by the Board of Directors of IMG.
Section 20. Stock Purchase. This Agreement ~hall become null and void if the currently contemplated purchase of all the shares of stock of IMG by West Bancorporation, Inc. is not closed pursuant to the terms of the Stock Purchase Agreement dated October 23, 2005. Attached hereto as Exhibit A is a Letter of Understanding between EMPLOYEE and West Bancorporation, Inc. that shall be effective upon closing of the above-described stock purchase.

IN WITNESS WHEREOF, IMG and EMPLOYEE have entered into this Agreement on the date set forth above.

/s/ Jeff Lorenzen
Jeff Lorenzen, EMPLOYEE
Investors Management Group

/s/ James S. Waddell
James S. Waddell, EVP & Chief Administrative Officer

October 17, 2005

Jeff Lorenzen
Investors Management Group
West Des Moines, Iowa 50265

Dear Mr. Lorenzen:

We are excited that you will be joining the West Bancorporation, Inc. family of financial solutions companies and look forward to working together. This letter outlines several items related to your employment and supplements your Employment Contract. The items described in this letter assume that we complete the purchase of the common stock of Investors Management Group (“IMG”), that you sign your Employment Agreement by the end of the day on October 20, 2005 and that you are employed by IMG or its successor on the applicable dates described below. If any of the aforementioned conditions are not met the items mentioned below will cease to exist with no further obligation or liability on the part of either party.

1.	Following our purchase of IMG you will be included in a cash incentive bonus plan (“Plan”) and eligible for an annual cash bonus beginning with a bonus for the year ending December 31, 2006. See “Addendum to Employment Letter” for a year-by-year description of how the plan will work. Cash bonuses under the Plan will be paid not later than March 15 of the year following the year for which the bonus is calculated but in most years will be paid by mid-February. You must be employed by IMG or its successors on the date the bonus is paid to receive it. The amount allocated to participants in the Plan will not be subject to an annual minimum or maximum amount.

2.	In 2005 our shareholders approved the Restricted Stock Compensation Plan. This plan authorizes the board of directors to make grants of restricted WTBA common stock to key employees and to set the terms of each grant. 2006 will be the first year in which the board of directors will consider restricted stock grants. You will be included in a list of key employees of West Bancorporation and its subsidiaries that I will recommend be considered by the Compensation Committee of the board at its meeting in the first quarter of 2006. Because this is the first year of grants I expect the board to take a conservative but fair approach to our restricted stock grants. All restricted stock grants must be approved by the board of directors. Action by the board, if any, will occur at its regular meeting in April 2006.

3.	You will receive a 10% increase in base salary effective January 1, 2006. On January 1, 2007 and 2008, your base salary will be increased by a percentage equal to the annualized increase in the CPI for the Des Moines area for the prior year.

4.	You will be eligible for all of the company provided benefits except for the 2% holiday bonus which is applicable only to West Bank employees.

5.	You will follow the same paid holiday schedule as WB Capital Management Inc.

The information in this letter is subject to the same confidentiality terms as your Employment Agreement. Please acknowledge your receipt and understanding of the items described in this letter by signing below.

We are excited about our new relationship and look forward to discussing opportunities for our current and future clients in the near term.

Very truly yours,

/s/ Thomas E. Stanberry

Thomas E. Stanberry
Chairman, President and Chief Executive Officer

Acknowledgement:

/s/ Jeff Lorenzen

Addendum to Employment Letter
Description of Additional Compensation

Additional compensation will consist of a cash bonus and a profit sharing contribution.

For the year ended December 31, 2006
Additional compensation equal to 60% of your base salary for 2006 will be guaranteed.
The 60% factor will be a combination of the profit sharing contribution made by the Company and a cash bonus. Historically, the profit sharing contribution has been 7% of base salary. The guaranteed cash bonus will equal the difference between 60% of your base salary and the amount of the profit sharing contribution.

For the year ended December 31, 2007
Additional compensation at least equal to 60% of your base salary will be targeted. The profit sharing portion will be guaranteed at the percentage approved by the board of directors of West Bancorporation, Inc. The cash bonus portion will be targeted at an amount equal to the difference between 60% of your base salary less the amount approved for your profit sharing contribution. The cash bonus portion will be dependent upon the profitability of the asset management subsidiary and individual goals to be determined. While it is probable that 100%of the cash bonus will be earned, a portion will be at risk to allow you to potentially earn more than the targeted amount but limit the total payout if certain individual and/or asset management subsidiary profitability goals are not achieved.

For the year ended December 31, 2008
Additional compensation at least equal to 60% of your base salary will be targeted. The profit sharing portion will be guaranteed at the percentage approved by the board of directors of West Bancorporation, Inc. The cash bonus portion will be targeted at an amount equal to the difference between 60% of your base salary less the amount approved for the profit sharing contribution. The cash bonus portion will be dependent upon the profitability of the asset management subsidiary, the entire company on a consolidated basis and individual goals to be determined.

The plan attributes outlined above that are not guaranteed will be determined with input from IMG senior management. Quantitative factors will include your actual performance versus your personal benchmarks established at the beginning of each year, the performance of the area of the business for which you are responsible, client development and maintenance, and growth in net assets under management. Qualitative factors will include your ability to productively contribute to a quality work environment, your adherence to our Mission Statements and Values, your involvement in community and civic activities and your overall enhancement of our business.

/s/ Thomas E. Stanberry